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NEW CENTURY FINANCIAL CORPORATION

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[LETTERHEAD OF NEW CENTURY FINANCIAL CORPORATION]

May 3, 2005

Dear Stockholder:

We are writing to address Institutional Shareholder Services’ (ISS) recommendation that stockholders vote AGAINST the company’s 2004 Performance Incentive Plan, which would increase the number of shares issuable under the plan by 4 million shares and amend certain other share limits under the plan.

The purpose of our 2004 Performance Incentive Plan is to promote our success and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentive for high levels of individual performance and our improved financial performance. Equity-based awards are also intended to further align the interests of award recipients and our stockholders. New Century needs to be able to compete with diversified financial companies like Countrywide, Lehman Brothers, Ameriquest, Citigroup and others to recruit, retain and motivate employees.

We believe the ISS recommendation is misguided for two basic reasons:

1.	ISS has miscategorized New Century and has applied incorrect burn rate threshold standards. Proper classification results in a burn rate well within guidelines;
2.	The New Century 2004 Performance Incentive Plan is clearly aligned with stockholders interests.

INCORRECT CATEGORIZATION: PAST AND FUTURE

While we acknowledge the importance and relevance of a burn rate analysis, we do not believe the proper burn rate guidelines are being applied to New Century based on what we believe is a misclassification of New Century as a Real Estate company under the Standard & Poors (S&P) Global Industry Classification Standards (GICS).

ISS has applied the burn rate threshold for Real Estate firms to reach their conclusions, when in fact, prior to our conversion to a Real Estate Investment Trust (REIT) in the fourth quarter of 2004, for all prior periods we have been classified by S&P as a Diversified Financial company.

The classification distinction is important:

•	The industry mean burn rate plus one standard deviation for a Diversified Financial company is 5.66 percent (according to ISS);
•	The ISS threshold for a Real Estate company is 1.9 percent;
•	According to ISS’s calculations, New Century’s three-year average burn rate for fiscal years 2004, 2003, and 2002 is 5.3 percent (NOTE: even though well within guidelines, keep in mind that the 5.3% was exacerbated by share buybacks of approximately 4.2 million shares of our stock in 2002 and 2003 representing approximately 7.6 percent of the total number of shares of their stock that are currently outstanding).

Under the proper classification method, our burn rate is well within the guidelines established by ISS for the industry classification for a Diversified Financial company.

Looking to the future, a review of New Century’s actual business will show that we are, in fact, still a Diversified Financial company operating under a REIT holding structure.

The 1999 REIT Modernization Act allows REITs to own and operate significant non-REIT operations in taxable REIT subsidiaries (TRS). In the past few years, several pioneering companies like New Century have taken advantage of this new structure to hold REIT-eligible assets in the tax-advantaged REIT while operating other businesses in the TRS. In New Century’s case, we operate a large and dynamic mortgage loan origination, servicing and sales franchise in our TRS.

PLAN ALIGNED WITH STOCKHOLDER INTERESTS:

Beyond the mechanical aspects of the classification issue, there are a number of other salient factors that need to be considered when weighing the merits of the plan:

•	New Century’s CEO, Robert Cole, was rated by Forbes.com as the highest ranked chief executive based on pay-for-performance among the 500 largest U.S. companies. During his tenure, Mr. Cole has produced annualized returns of 25 percent.
•	The Plan’s cost, as viewed by ISS under their Shareholder Value Transfer model, is below the allowable cap.
•	The Plan does not allow for the repricing of underwater stock options.
•	Several hundred thousand shares of restricted stock have been granted to executives over the past three years under their performance-based compensation plans. Those plans require them to receive their performance-based bonuses in stock to the extent their bonus calculation exceeds 150 percent of their base salary. (ISS classifies those restricted stock awards as “full value” even though they were paid in lieu of cash amounts earned under our 162(m)-compliant bonus award formulas).

In summary, Management and The Board of Directors urge you to vote for the 2004 Performance incentive Plan. There is no burn rate issue if the proper business classification is used. Additionally, the Plan is designed to help attract, retain, and motivate the highest-caliber talent possible in pursuit of maximizing the value of your investment in New Century.

If you have any questions or would like to discuss this in further detail please contact me directly at (949) 224-5745.

Kind Regards,

Carrie M. Marrelli

Vice President, Investor Relations